Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2011 RESULTS
Total Revenues Increased 3.3%
Diluted Earnings per Share of $0.69 in the 1st Quarter, Including Charges of $0.10 per
Diluted Share Related to the Financial Services Business and Litigation
Confirms Guidance for 2011 Fiscal Year

Plano, Texas, April 25, 2011 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2011.
First Quarter 2011 Results
Total revenues for the quarter ended March 31, 2011, were $742.2 million, an increase of $23.8 million from total revenues of $718.4 million for the same period in the prior year. This 3.3% increase in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, in particular the acquisition of The Rental Store completed in the fourth quarter of 2010, offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the quarter ended March 31, 2011 were 0.1%.
Net earnings and net earnings per diluted share for the three months ended March 31, 2011 were $44.2 million and $0.69, respectively, as compared to $51.5 million and $0.77, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the three months ended March 31, 2011 were impacted by the following significant items, as discussed below:
•	A $7.3 million pre-tax impairment charge, or approximately $0.07 per share, related to the discontinuation of the financial services business; and
•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the prospective settlement of wage and hour claims in California.
Collectively, these items reduced net earnings per diluted share by approximately $0.10 in the first quarter of 2011.
When excluding the items above, adjusted net earnings per diluted share for the three months ended March 31, 2011 were $0.79, as compared to net earnings per diluted share for the three months ended March 31, 2010 of $0.77.
“Our first quarter was negatively impacted by February results that ended poorly; however, the business has bounced back nicely in March and April,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our core rent-to-own portfolio ended the first quarter near our original forecast and, as such, we are confirming our existing guidance for 2011,” Speese continued. “As for our growth initiatives, we are very pleased to report that our RAC Acceptance and Mexico businesses exceeded both their revenue and store operating income goals in the quarter. RAC Acceptance added 109 kiosks in the quarter, nine more than anticipated. In fact, we are raising our forecast for the year to add 325 to 375 kiosks, an increase of 50 kiosks, and should end the year with approximately 725 kiosks,” Speese concluded.

Through the three month period ended March 31, 2011, the Company generated cash flow from operations of approximately $147.9 million, while ending the quarter with $145.0 million of cash on hand. During the three month period ended March 31, 2011, the Company repurchased 868,765 shares of its common stock for approximately $28.5 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 24,339,110 shares and has utilized approximately $579.7 million of the $800.0 million authorized by its Board of Directors since the inception of the plan. In addition, during the three month period ended March 31, 2011, the Company reduced its outstanding indebtedness by approximately $42.5 million.
2011 Significant Items
Financial Services Charge. During the fourth quarter of 2010, the Company recorded a pre-tax impairment charge of approximately $18.9 million related to the discontinuation of the financial services business. The charge with respect to discontinuing the operations of all 331 store locations related primarily to fixed asset disposals, goodwill impairment, loan write-downs, and other miscellaneous items. During the first quarter of 2011, the Company recorded an additional pre-tax impairment charge of $7.3 million related primarily to loan write-downs, fixed asset disposals (store reconstruction), and other miscellaneous items. For the three month period ended March 31, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.07.
Settlement of Wage & Hour Claims in California. In April 2011, we reached an agreement in principle to settle for approximately $2.7 million multiple putative class actions pending in California which allege various claims, including violations of California wage and hour laws. The terms of the prospective settlement are subject to the parties entering into a definitive settlement agreement and obtaining court approval. While we believe the terms of this prospective settlement are fair, there can be no assurance that the settlement, if completed, will be approved by the court in its present form. To account for the prospective settlement amount of approximately $2.7 million and related costs (including payroll taxes), the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011. For the three month period ended March 31, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.
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Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 26, 2011, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,020 company-owned stores nationwide and in Canada, Mexico and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, future dividends, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after April 25, 2011.
SECOND QUARTER 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $694 million to $709 million.
•	Store rental and fee revenues are expected to be between $619 million and $629 million.
•	Total store revenues are expected to be in the range of $687 million to $702 million.
•	Same store sales are expected to be in the range of flat to 1.0%.
•	The Company expects to open approximately 10 domestic rent-to-own store locations.
•	The Company expects to open 125 to 150 domestic RAC Acceptance kiosks.
•	The Company expects to open approximately 5 rent-to-own locations in Mexico.
Expenses
•	The Company expects cost of rental and fees to be between 22.5% and 22.9% of store rental and fee revenues and cost of merchandise sold to be between 73.0% and 77.0% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 56.3% to 57.8% of total store revenues.
•	General and administrative expenses are expected to be approximately 4.5% of total revenues.
•	Net interest expense is expected to be approximately $8.5 million and depreciation of property assets is expected to be approximately $16 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.68 to $0.74.
•	Diluted shares outstanding are estimated to be between 64.0 million and 65.0 million.
FISCAL 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.868 billion and $2.928 billion.
•	Store rental and fee revenues are expected to be between $2.477 billion and $2.527 billion.
•	Total store revenues are expected to be in the range of $2.835 billion and $2.895 billion.
•	Same store sales are expected to be in the range of 1.5% to 2.5%.
•	The Company expects to open approximately 25 domestic rent-to-own store locations.
•	The Company expects to open 325 to 375 domestic RAC Acceptance kiosks.
•	The Company expects to open 40 to 75 rent-to-own locations in Mexico.
•	The Company expects to open 10 to 20 rent-to-own locations in Canada.
Expenses
•	The Company expects cost of rental and fees to be between 22.8% and 23.4% of store rental and fee revenues and cost of merchandise sold to be between 74.5% and 78.5% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 55.5% to 57.0% of total store revenues.
•	General and administrative expenses are expected to be approximately 4.5% of total revenues.
•	Net interest expense is expected to be approximately $33 million and depreciation of property assets is expected to be in the range of $61 million to $66 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.90 to $3.10.
•	Diluted shares outstanding are estimated to be between 64.0 million and 65.0 million.
·

Store Activity

	Domestic
		RAC	Get It Now/	International
	RTO	Acceptance	Home Choice	Canada	Mexico
Three Months Ended March 31, 2011

Stores at beginning of period	2,943	384	42	18	5
New store openings	8	109	—	—	5
Closed stores
Merged with existing stores	2	6	—	—	—
Sold or closed with no surviving store	—	2	1	—	—

Stores at end of period	2,949	485	41	18	10

Acquired stores closed and accounts	2	—	—	—	—
merged with existing stores

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s targeted consumers; conditions affecting consumer spending and the impact, depth, and duration of current economic conditions; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; future dividends; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended March 31,
	2011	2011		2010
	Before	After
	Significant Items	Significant Items
	(Non-GAAP	(GAAP		(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)		Earnings)

Total Revenue	$742,178	$742,178		$718,419
Operating Profit	90,539	80,419	(1)(2)	88,703
Net Earnings	50,551	44,230	(1)(2)	51,461
Diluted Earnings per Common Share	$0.79	$0.69	(1)(2)	$0.77
Adjusted EBITDA	$107,075	$107,075		$105,475

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$80,933	$70,813		$82,788
Add back:
Litigation Settlement	—	2,800		—
Impairment Charge	—	7,320		—
Interest Expense, net	9,606	9,606		5,915
Depreciation of Property Assets	15,678	15,678		15,721
Amortization and Write-down of Intangibles	858	858		1,051

Adjusted EBITDA	$107,075	$107,075		$105,475

(1)	Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.07 for the three month period ended March 31, 2011.

(2)	Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the prospective settlement of wage and hour claims in California. The expense reduced net earnings per diluted share by approximately $0.03 for the three month period ended March 31, 2011.
SELECTED BALANCE SHEET HIGHLIGHTS

	March 31,
(In thousands of dollars)	2011	2010
Cash and Cash Equivalents	$145,000	$84,498
Receivables, net	47,228	59,601
Prepaid Expenses and Other Assets	56,942	49,388
Rental Merchandise, net
On Rent	675,013	586,855
Held for Rent	180,512	181,984
Total Assets	$2,679,254	$2,439,868

Senior Debt	$358,584	$636,296
Senior Notes	300,000	—
Total Liabilities	1,284,510	1,137,262
Stockholders’ Equity	$1,394,744	$1,302,606

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,
	2011	2010
(In thousands of dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$610,428	$583,848
Merchandise Sales	99,266	89,397
Installment Sales	16,687	15,137
Other	5,339	20,336

	731,720	708,718
Franchise Revenue
Franchise Merchandise Sales	9,146	8,425
Royalty Income and Fees	1,312	1,276

Total Revenue	742,178	718,419

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	135,649	130,114
Cost of Merchandise Sold	68,579	61,811
Cost of Installment Sales	6,048	5,426
Salaries and Other Expenses	397,198	391,471
Franchise Cost of Merchandise Sold	8,754	8,068

	616,228	596,890

General and Administrative Expenses	34,553	31,775
Amortization and Write-down of Intangibles	858	1,051
Litigation settlement	2,800	—
Impairment Charge	7,320	—

Total Operating Expenses	661,759	629,716

Operating Profit	80,419	88,703

Interest Expense	9,760	6,083
Interest Income	(154)	(168)

Earnings before Income Taxes	70,813	82,788

Income Tax Expense	26,583	31,327

NET EARNINGS	$44,230	$51,461

BASIC WEIGHTED AVERAGE SHARES	63,353	65,699

BASIC EARNINGS PER COMMON SHARE	$0.70	$0.78

DILUTED WEIGHTED AVERAGE SHARES	64,292	66,517

DILUTED EARNINGS PER COMMON SHARE	$0.69	$0.77